LIVE NATION ENTERTAINMENT PREVAILS IN CTS ARBITRATION PROCEEDING

LOS ANGELES (June 12, 2013) – Live Nation Entertainment, Inc. (NYSE: LYV) reported today that it has prevailed in its arbitration against Germany-based CTS Eventim AG, and that the arbitrator ruled that the company validly terminated its ticketing software license agreement with CTS in June 2010, and therefore has no liability to CTS. The arbitration proceeding, related to the former ticketing software license agreement between the two companies, had been pending with the International Court of Arbitration of the International Chamber of Commerce since its initiation by CTS in April 2010.

“We are very pleased with, but not surprised by, today’s ruling. The arbitrator’s final decision vindicates Live Nation’s steadfast position that we justifiably terminated our contract with CTS,” said Michael Rapino, president and chief executive officer of Live Nation Entertainment.

About Live Nation Entertainment:
Live Nation Entertainment is the world’s leading live entertainment company comprised of four market leaders: Ticketmaster.com, Live Nation Concerts, Artist Nation Management and Live Nation Media/Sponsorship. For additional information, visit www.livenation.com/investors.

Investor Contact:
Maili Bergman
IR@livenation.com
310.867.7000

Media Contact:
Jacqueline Peterson
jacquelinepeterson@livenation.com
310.360.3051